CNS, Inc. Declares Quarterly Dividend

EXHIBIT 99.1

NEWS RELEASE

January 22, 2004

CONTACT:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq Symbol: CNXS	mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

CNS, INC. DECLARES REGULAR QUARTERLY DIVIDEND

        MINNEAPOLIS, Jan. 22, 2004 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has declared a regular quarterly cash dividend of four cents per share of common stock. The dividend is payable on March 5, 2004 to shareholders of record on February 20, 2004. The company currently has approximately 13.7 million shares outstanding.

        “CNS is in a strong financial position, with a solid and growing business,” said Marti Morfitt, president and chief executive officer of CNS. “Today, we reported continued growth for the third-quarter and nine-month periods. As a result, we are pleased to pay our third consecutive quarterly dividend.”

        For its current fiscal year, ending March 31, 2004, CNS estimates net sales to increase 11 to 14 percent and fully diluted earnings per share to rise 24 to 30 percent over the prior fiscal year.

About CNS, Inc.
CNS, based in Minneapolis, is a growing company that designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on better breathing and digestive health products that address important consumer needs within the aging well/self care market. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

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